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                                                                     Exhibit 15

             EXHIBIT 15 LETTER RE: UNAUDITED FINANCIAL INFORMATION

Board of Directors and Shareholders
Park-Ohio Holdings Corp.

We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1998 Long-Term Incentive Plan of Park-Ohio Holdings Corp. for the registration of 550,000 shares of its common stock of our report dated April 22, 1998 relating to the unaudited condensed consolidated interim financial statements of Park-Ohio Industries, Inc., which is included in its Form 10-Q for the quarter ended March 31, 1998.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                        /s/ Ernst & Young LLP

Cleveland, Ohio
June 26, 1998